Exhibit 4.1

CERTIFICATE OF DESIGNATION OF
SERIES C-1 REDEEMABLE PREFERRED STOCK

OF RENOVARE ENVIRONMENTAL, INC.

Renovare Environmental, Inc., formerly known as BioHiTech Global, Inc., a Company organized and existing under the laws of the State of Delaware (“Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its certificate of incorporation and bylaws, has and hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

1.            Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series C-1 Redeemable Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be four hundred thousand (400,000) shares. Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meanings as set forth in Section 16 below.

2.            Ranking. The Preferred Shares shall rank junior to any existing and future Indebtedness, and to any other currently outstanding class of or series of Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Senior Securities”) or any future series of existing Indebtedness or Preferred Stock of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), all other shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another Company, the Preferred Shares shall maintain their relative rights, powers, preferences, privileges, and designations provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.            Dividends. The Preferred Shares shall not be entitled to receive dividends.

4.            Redemption. The Company shall not redeem any shares of Preferred Shares except as expressly authorized in this Certificate of Designations.

(a)            Optional Redemption.  Notwithstanding anything in this Certificate of Designations to the contrary, all, but not less than all, of the shares of Preferred Shares may be redeemed out of funds legally available therefor, at the option of the Corporation by action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring on or after the Original Issue Date, at the Optional Redemption Price per share in cash on the Optional Redemption Date (the “Optional Redemption”).

(b)            Notice of Redemption and Certificates.  The Company shall mail notice of any redemption in accordance with this Certificate of Designations to each Holder (such notice, a “Notice of Redemption”) in accordance with Section 12 of this Certificate of Designations, not later than five (5) days prior to the Redemption Date.  Such Notice of Redemption shall contain: (A) the number of shares of Preferred Shares that the Company shall redeem on the Redemption Date specified in the Notice of Redemption, (B) the Redemption Price, (C) the Redemption Date, (D) the instructions a Holder must follow with respect to the redemption, including the method for surrendering the certificates, if any, for the Preferred Shares to be redeemed for payment of the Redemption Price on the Redemption Date, and (E) any other matters required by law.  Neither the failure to mail any notice required by this paragraph, nor any defect in such notice or in the mailing thereof to any particular Holder or Holders, shall affect the sufficiency of the notice or the validity of the proceedings for the redemption of any shares of the Preferred Shares pursuant to this Certificate of Designations with respect to such Holder or any other Holder. On or before the applicable Redemption Date, each Holder of Preferred Shares to be redeemed on such Redemption Date, shall, if such Holder’s shares of Preferred Shares are in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Certificate of Designations.  In the event less than all of the shares of Preferred Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Shares shall promptly be issued to such Holder. Notwithstanding anything herein to the contrary, if the Preferred Shares or any Global Preferred Shares are issued in book-entry form through a Depositary, a Notice of Redemption may be given to the Holders of Preferred Shares at such time and in any manner permitted by the Depositary.

(c)            Delivery of Redemption Price.  If the Notice of Redemption shall have been given as provided in this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the Redemption Date, the Preferred Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the Holders thereof to receive, subject to the procedures contained in the Notice of Redemption, the consideration payable upon redemption thereof.

(d)            Status of Redeemed Shares.  Any Preferred Shares that are redeemed, purchased or otherwise acquired by the Company shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock of the Company and may be reissued as part of another series of the Preferred Stock of the Company, but such shares shall not be reissued as Preferred Shares.

5.            Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designation in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation reasonably satisfactory to the Required Holders.

6.            Voting Rights.

(a)            General Voting Rights.

(i)            In addition to any other rights provided for herein or by law, the holders of the Preferred Shares shall be entitled to vote, together with the holders of Common Stock, as one class on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect (subject to the provisions of the next sentence) as such Common Stock holders. In any such vote, each of the Preferred Shares shall entitle the holder thereof to vote at the rate of one (1) vote per each of the Preferred Shares owned by the Holder.

(ii)           In the event the holders of the Preferred Shares are required to vote as a class, the affirmative vote of holders of not less than a majority of the then outstanding Preferred Shares shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of the Preferred Shares, such approval shall bind all holders of the Preferred Shares.

(iii)          As set forth in Section 15, the terms of the Preferred Shares may be amended, modified or waived only with the consent of the holders of a majority of the then outstanding shares of the Preferred Shares, voting as one class, either expressed in writing or at a meeting called for that purpose.

(iv)         Each share of the Preferred Shares shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Preferred Shares as a class.

(b)            Special Voting Rights. Notwithstanding the provisions of Section 10(a), during the period between the Initial Issuance Date and the Final Voting Date (as defined below), the Holders shall vote together with the holders of Common Stock at the rate of two hundred fifty (250) votes per each of the Preferred Shares owned by the Holders and be entitled to vote as such on the following matters to be submitted to the stockholders of the Company: (i) to approve an amendment to the Certificate of Incorporation to effectuate the reverse split of the Common Stock at a ratio to be selected by the Board of Directors, (ii) to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to a number to be authorized by the Board of Directors, (iii) the approval of the mergers with Biorenewable Technologies, Inc. and Harp Electric Eng. Ltd., and (iv) an amendment to the 2015 and 2017 Equity Incentive Plans to increase the number of authorized shares to a number to be selected by the Board of Directors. The date on which a vote shall have been taken to approve all such matters, whether at a meeting of stockholders or by written consent, is referred to herein as the “Final Voting Date.”

7.            Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the Stated Value on the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7. All the preferential amounts to be paid to the Holders under this Section 7 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 7 applies.

8.            Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the DGCL, to (a) amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock; (b) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Preferred Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Company the right to repurchase shares upon the termination of services); or (c) issue any preferred stock that is junior in rank to the Preferred Shares.

9.            Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

10.            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designation.

11.            Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

12.            Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the Bylaws and by applicable law to the Holder’s last known address as set forth in the records of the Company.

13.            Transfer of Preferred Shares. Prior to the Final Voting Date, a Holder may transfer some or all of its Preferred Shares without the consent of the Company but any Transfer by a Holder of some or all of its Preferred Shares shall be effective only upon the execution and delivery by the transferee of such Preferred Shares to the Company of a counterpart signature to the Stockholder Voting Agreement entered into between the Company and the Holders (the “Voting Agreement”), pursuant to which the transferee shall grant to the proxies named in the Voting Agreement the right to vote such Preferred Shares and the transferee shall agree to be bound to the other provisions of the Voting Agreement. After the Final Voting Date, a Holder may transfer some or all of its Preferred Shares without the consent of the Company and without becoming a party to the Voting Agreement.

14.            Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

15.            Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

16.            Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)            “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(c)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)            “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving Company) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5)  reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(e)            “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(f)             “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(g)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(h)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a Company, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(i)             “Redemption Price” shall mean $0.01 per Preferred Share.

(j)             “Required Holders” means the holders of at least a majority of the outstanding Preferred Shares.

(k)             “Stated Value” shall mean $0.01 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(l)             “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(m)           “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(Remainder of the page left intentionally blank.)

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series C-1 Preferred Stock of Inc. to be signed by its duly authorized officer on this 29th day of July, 2022.

RENOVARE ENVIRONMENTAL, INC.

By:	/s/ Brian C. Essman
	Name:	Brian C. Essman
	Title:	Chief Financial Officer